                                                                    EXHIBIT 99.1

SINA REPORTS SECOND QUARTER 2004 FINANCIAL RESULTS -
THE COMPANY REPORTS NET REVENUES OF $49.2 MILLION AND U.S. GAAP NET INCOME OF $18.0 MILLION

Shanghai, China-- (PR Newswire)--July 27, 2004--SINA Corporation (Nasdaq: SINA), a leading online media company and value-added information service provider for China and for global Chinese communities, today announced its financial results for the second quarter ended June 30, 2004:

o Net revenues for the quarter grew by 89.3% year-over-year to a record $49.2 million.

o Advertising revenues for the quarter grew by 63.4% year-over-year to $15.5 million and accounted for 32% of total revenues.

o Non-advertising revenues for the quarter grew by 104.2% year-over-year and accounted for 68% of total revenues.

o US GAAP net income for the quarter was $18.0 million; or $0.31 diluted net income per share, compared to a net income of $7.1 million, or $0.14 diluted net income per share for the same period in 2003.

o Pro forma net income for the quarter was $19.1 million, or $0.33 diluted net income per share, compared to a pro forma net income of $9.2 million, or $0.18 diluted net income per share for the same period in 2003.

o Cash flow from operating activities for the quarter was $14.0 million, compared to $9.0 million for the same period in 2003.

"We are very pleased with our results for the second quarter," said Wang Yan, CEO of SINA. "We continue to maintain strong momentum and leadership in our major business lines despite an increasingly competitive market environment."

Financial Results
For the quarter ended June 30, 2004, SINA reported record net revenues of $49.2 million, an increase of 89.3% from $26.0 million reported in the same period in 2003 and an increase of 18.9% from $41.4 million reported in the previous quarter, within the range of the Company's guidance of between $48.5 million and $49.5 million.

Advertising revenues totaled $15.5 million for the quarter, representing a 63.4% increase over $9.5 million reported in the same period in 2003 and an 18.3% increase over $13.1 million reported in the previous quarter.

Non-advertising revenues totaled $33.7 million for the quarter, a 104.2% increase over $16.5 million reported in the same period in 2003 and a 19.2% increase over $28.3 million reported in the previous quarter. The increase in non-advertising revenues was primarily driven by the growth in mobile value-added service. Total revenues from mobile value-added services were $31.1 million, representing an increase of 119.6% from $14.2 million reported in the same period of last year and of 20.7% from $25.8 million reported in the previous quarter.

For the second quarter, SINA continued to benefit from its diversified product offerings in mobile value-added service. Revenues from 2.5G (MMS and WAP) products, IVR and other new services grew approximately 200% from $1.7 million or 7% of total mobile value-added service revenues for the first quarter to $5.1 million or 16% of total mobile value-added service revenues for the second quarter. On the other hand, due to the changes in regulatory environment and mobile operators' policies, during the second quarter, the Company saw a decline in its SMS business excluding the results of Crillion Corporation, a mobile value-added service provider acquired in March 2004. Although total SMS revenues including Crillion increased from $24.1 million for the first quarter to $26.0 million for the second quarter, excluding the revenues from Crillion, SINA's SMS revenues actually declined from $23.7 million for the first quarter to $20.0 million for the second quarter.

The gross margin for the quarter was 70.9%, up from 69.7% reported in the previous quarter and from 68.9% reported in the same period in 2003.

Operating expenses for the second quarter totaled $16.1 million, an increase of 44.9% from $11.1 million reported in same period of 2003 and an increase of 25.9% over $12.8 million reported in the previous quarter. The increase in operating expenses was mainly due to the Crillion acquisition, our increased effort in new product development and the increase in amortization of intangible assets.

Net income for the second quarter was $18.0 million, representing an increase of 153.0% from a net income of $7.1 million for the same period in 2003 and an increase of 12.3% from a net income of $16.0 million for the previous quarter. Diluted net income per share was $0.31 for the quarter, compared to a diluted net income per share of $0.14 for the same period of 2003 and a diluted net income per share of $0.28 for the previous quarter.

On a pro forma basis, net income for the second quarter totaled $19.1 million, compared to a pro forma net income of $9.2 million for the same period in 2003 and of $16.6 million for the previous quarter. Diluted net income per share, on a pro forma basis, was $0.33 for the quarter, compared to a pro forma diluted net income per share of $0.18 for the same period of 2003 and of $0.29 for the previous quarter, above the range of the Company's guidance of between $0.31 and $0.32 per share. Pro forma net income excludes non-cash charges relating to amortization of intangible assets, stock based compensation and convertible bond issuance cost, and gain or loss from Sun Media Group investment.

As of June 30, 2004, SINA's cash, cash equivalents and investments in marketable securities totaled $243.0 million, an increase of $4.9 million from three months ago. Cash flow from operating activities for the second quarter was $14.0 million, compared to $19.6 million for the previous quarter and $9.0 million for the same period in 2003.

New Businesses
In July, SINA announced its agreement to acquire Davidhill Capital Inc. and its UC instant messaging technology platform. Launched in 2002, the UC instant messaging service allows users to communicate in real-time over the Internet and mobile phone networks, via text messages, images and voice. UC also provides community services such as chat rooms, online games, alumni clubs, online karaoke and other entertainment services. Based on a highly scalable technology platform, the UC instant messaging service has approximately 80 million registered user accounts and approximately 200,000 peak simultaneous online user accounts. SINA will pay US$15 million in cash and shares as the first installment and an additional contingent payment of up to US$21 million in cash and shares in the next year based on growth performance levels.

Also in July 2004, SINA successfully launched its casual game portal--igame www.igame.com.cn providing casual games, cards and board games as well as avatars and community-based services such as chat rooms and hompeys. This game portal is based on the platform and games provided by NetMarble of Korea. To date, about three weeks after launch, igame has already obtained over 800,000 registered users.

Management Appointment
SINA also announced that its Board has appointed Charles Chao, the Company's CFO as Co-COO together with Hurst Lin effective immediately. Mr. Chao will remain as the CFO of the Company and will assume more operational duties.

Business Outlook
The Company estimates that its total revenues for Q3 2004 to be between $49.0 million and $50.0 million, with advertising revenues between $18.0 million and $18.5 million and non-advertising revenues between $31.0 million and $31.5 million. Pro forma EPS on a fully diluted basis is expected to be $0.29 to $0.30 for Q3 2004.

NON-GAAP Measures
To supplement the consolidated financial statements presented in accordance with GAAP, SINA uses non-GAAP measures of gross profit, operating income, net income and earnings per share, which are adjusted from results based on GAAP to exclude certain expenses, gains and losses. These non-GAAP measures are provided to enhance the user's overall understanding of our current financial performance and our prospects for the future. Specifically, the Company believes the non-GAAP results provide useful information to both management and investors by excluding certain expenses that are not expected to result in future cash payments, gains and losses that are non-recurring in nature or may not be indicative of our core operating results. In addition, because the Company has historically reported certain non-GAAP results to investors, the Company believes the inclusion of non-GAAP measures provides consistency in our financial reporting. These measures should be considered in addition to results prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for or superior to GAAP results. Consistent with the Company's historical practice, the non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure.

Conference Call
SINA will host a conference call at 9:00 p.m. Eastern Time today to present an overview of the Company's financial performance and business operations for the second quarter 2004. The dial-in number for the call is 617-786-4501. The pass code is 98335488. A live webcast of the call will be available from 9:00 p.m. - 10:00 p.m. ET on Tuesday, July 27th, 2004 (9:00 a.m. - 10:00 a.m. Beijing Time on July 28th, 2004). The call can be accessed through the Company's corporate web site at http://corp.sina.com. The call will be archived for 12 months on SINA's corporate website at http://corp.sina.com. A replay of the conference call will be available for forty-eight hours after the conclusion of the conference call. The dial-in number is 617-801-6888. The pass code for the replay is 90740623.

About SINA
SINA Corporation (NASDAQ: SINA) is a leading online media company and value-added information service (VAS) provider for China and for global Chinese communities. With a branded network of localized web sites targeting Greater China and overseas Chinese, SINA provides services through five major business lines including SINA.com (online news and content), SINA Mobile (mobile value-added services), SINA Online (community-based services and games), SINA.net (search and enterprise services) and SINA E-Commerce (online shopping and travel). Together these provide an array of services including region-focused online portals, mobile value-added services, search and directory, interest-based and community-building channels, free and premium email, online games, virtual ISP, classified listings, fee-based services, e-commerce and enterprise e-solutions.

Safe Harbor Statement
This announcement contains forward-looking statements concerning SINA's expected financial performance (as described without limitation in the Business Outlook section and quotations from management in this press release), as well as SINA's strategic and operational plans. SINA may also make written or oral forward-looking statements in our periodic reports to the Securities and Exchange Commission on forms 10-K, 10-Q, 8-K, etc., in its annual report to shareholders, in its proxy statements, in its offering circulars and prospectuses, in press releases and other written materials and in oral statements made by its officers, directors or employees to third parties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, SINA's historical losses, its limited operating history, the uncertain regulatory landscape in the People's Republic of China, fluctuations in quarterly operating results, the Company's reliance on mobile value-added service and online advertising sales for a majority of its revenues, the Company's reliance on mobile operators in China to provide mobile value-added service, any failure to successfully develop and introduce new products and any failure to successfully integrate acquired businesses. Further information regarding these and other risks is included in SINA's Annual Report on Form 10-K for the period ended December 31, 2003 and its recent reports on Form 10-Q as well as in its other filings with the Securities and Exchange Commission.

Contact:
Chen Fu
Investor Relations
SINA Corporation
Phone: 8621-62895678 x 6089
E-mail: fuchen@staff.sina.com
Denise Roche
The Ruth Group
Phone: (646) 536-7008
Email: droche@theruthgroup.com

                                SINA CORPORATION
                 UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         THREE MONTHS ENDED            SIX MONTHS ENDED
                                                 ---------------------------------   --------------------
                                                       JUNE 30,          MARCH 31,         JUNE 30,
                                                 --------------------    ---------   --------------------
                                                   2004        2003        2004        2004        2003
                                                 --------    --------    ---------   --------    --------
NET REVENUES
    Advertising                                  $ 15,512    $  9,495    $ 13,118    $ 28,630    $ 16,793
    Non-Advertising                                33,683      16,492      28,270      61,953      27,308
                                                 --------    --------    --------    --------    --------
                                                   49,195      25,987      41,388      90,583      44,101
                                                 --------    --------    --------    --------    --------
Cost of revenues
    Advertising                                     4,961       3,239       4,332       9,293       6,065
    Non-Advertising                                 9,336       4,855       8,194      17,530       8,122
    Stock-based compensation                         --            12        --          --            26
                                                 --------    --------    --------    --------    --------
                                                   14,297       8,106      12,526      26,823      14,213
                                                 --------    --------    --------    --------    --------
Gross profit                                       34,898      17,881      28,862      63,760      29,888
                                                 --------    --------    --------    --------    --------
Operating expenses
    Sales and marketing                             9,072       5,086       7,098      16,170       9,540
    Product development                             2,143       1,407       1,974       4,117       2,828
    General and administrative                      3,940       3,091       3,215       7,155       5,207
    Stock-based compensation                         --           198        --          --           428
    Amortization of intangibles                       926         414         484       1,410         919
    Write-off of intangibles                         --           903        --          --           903
                                                 --------    --------    --------    --------    --------
                                                   16,081      11,099      12,771      28,852      19,825
                                                 --------    --------    --------    --------    --------
Income from operations                             18,817       6,782      16,091      34,908      10,063
Other income, net                                     909         655       1,049       1,958       1,056
Gain on Sun Media Investment                         --          --            59          59        --
Loss on equity investments                           (756)       (316)       (333)     (1,089)       (622)
                                                 --------    --------    --------    --------    --------
Income before income taxes                         18,970       7,121      16,866      35,836      10,497
Provision for income taxes                           (952)       --          (824)     (1,776)       --
                                                 --------    --------    --------    --------    --------
Net income                                       $ 18,018    $  7,121    $ 16,042    $ 34,060    $ 10,497
                                                 ========    ========    ========    ========    ========
Shares used in computing basic
  net income per share                             50,257      47,661      49,329      49,871      47,217
Basic net income per share                           0.36        0.15        0.33        0.69        0.22
Shares used in computing diluted
   net income per share                            58,110      51,971      57,826      58,048      51,529
Diluted net income per share *                   $   0.31    $   0.14    $   0.28    $   0.59    $   0.20
                                                 ========    ========    ========    ========    ========

* Net income used for diluted net income per share calculation

Net income                                       $ 18,018    $  7,121    $ 16,042    $ 34,060    $ 10,497
Amortization of convertible debt issuance cost        171        --           171         342        --
Net income used for diluted net income
  per share calculation                          $ 18,189    $  7,121    $ 16,213    $ 34,402    $ 10,497
                                                 ========    ========    ========    ========    ========

                                SINA CORPORATION
            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               THREE MONTHS ENDED               SIX MONTHS ENDED
                                                         --------------------------------    --------------------
                                                               JUNE 30,         MARCH 31,          JUNE 30,
                                                         --------------------   ---------    --------------------
                                                           2004        2003       2004         2004        2003
                                                         --------    --------   ---------    --------    --------
Net revenues
    ADVERTISING                                          $ 15,512    $  9,495    $ 13,118    $ 28,630    $ 16,793
    Non-Advertising                                        33,683      16,492      28,270      61,953      27,308
                                                         --------    --------    --------    --------    --------
                                                           49,195      25,987      41,388      90,583      44,101
                                                         --------    --------    --------    --------    --------
Cost of revenues
    Advertising                                             4,961       3,239       4,332       9,293       6,065
    Non-Advertising                                         9,336       4,855       8,194      17,530       8,122
                                                         --------    --------    --------    --------    --------
                                                           14,297       8,094      12,526      26,823      14,187
                                                         --------    --------    --------    --------    --------
Gross profit                                               34,898      17,893      28,862      63,760      29,914
                                                         --------    --------    --------    --------    --------
Operating expenses
    Sales and marketing                                     9,072       5,086       7,098      16,170       9,540
    Product development                                     2,143       1,407       1,974       4,117       2,828
    General and administrative                              3,940       2,516       3,215       7,155       4,632
                                                         --------    --------    --------    --------    --------
                                                           15,155       9,009      12,287      27,442      17,000
                                                         --------    --------    --------    --------    --------
Income from operations                                     19,743       8,884      16,575      36,318      12,914
Other income, net                                           1,080         655       1,220       2,300       1,056
Loss on equity investments                                   (756)       (316)       (333)     (1,089)       (622)
                                                         --------    --------    --------    --------    --------
Pro forma net income before income taxes                   20,067       9,223      17,462      37,529      13,348
Provision for income taxes                                   (952)       --          (824)     (1,776)       --
                                                         --------    --------    --------    --------    --------
Pro forma net income                                       19,115       9,223      16,638      35,753      13,348
                                                         ========    ========    ========    ========    ========
Shares used in computing pro forma basic
 net income per share                                      50,257      47,661      49,329      49,871      47,217
Pro forma basic net income per share                         0.38        0.19        0.34        0.72        0.28
Shares used in computing pro forma diluted
  net income per share                                     58,110      51,971      57,826      58,048      51,529
Pro forma diluted net income per share                   $   0.33    $   0.18    $   0.29    $   0.62    $   0.26
                                                         ========    ========    ========    ========    ========

RECONCILIATION FROM GAAP RESULTS TO PRO FORMA RESULTS:

GAAP NET INCOME                                          $ 18,018    $  7,121    $ 16,042    $ 34,060    $ 10,497
Stock based compensation
       Cost of revenues                                      --            12        --          --            26
       Operating expenses                                    --           198        --          --           428
Amortization of intangibles                                   926         414         484       1,410         919
Amortization of convertible debt issuance cost                171                     171         342
Gain on Sun Media Investment                                 --                       (59)        (59)
Write-off of intangibles                                                  903                                 903
Severance pay                                                             575                                 575
                                                         --------    --------    --------    --------    --------
Pro forma net income                                     $ 19,115    $  9,223    $ 16,638    $ 35,753    $ 13,348
                                                         ========    ========    ========    ========    ========

                                SINA CORPORATION
                          UNAUDITED SEGMENT INFORMATION
                                 (IN THOUSANDS)

                              THREE MONTHS ENDED             SIX MONTHS ENDED
                       --------------------------------    -------------------
                             June 30,          MARCH 31,         JUNE 30,
                       -------------------     --------    -------------------
                         2004        2003        2004       2004        2003
                       -------     -------     --------    -------     -------
NET REVENUES
    Advertising        $15,512     $ 9,495     $13,118     $28,630     $16,793
    Mobile related      31,131      14,177      25,786      56,917      23,374
    Others               2,552       2,315       2,484       5,036       3,934
                       -------     -------     -------     -------     -------
                       $49,195     $25,987     $41,388     $90,583     $44,101
                       -------     -------     -------     -------     -------

Cost of revenues
    Advertising        $ 4,961     $ 3,239     $ 4,332     $ 9,293     $ 6,065
    Mobile related       9,097       4,540       7,977      17,074       7,572
    Others                 239         315         217         456         550
                       -------     -------     -------     -------     -------
                       $14,297     $ 8,094     $12,526     $26,823     $14,187
                       -------     -------     -------     -------     -------

                                SINA CORPORATION
                 UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
                           (in thousands U.S. dollar)

                                                       JUNE 30    DECEMBER 31
                                                         2004         2003
                                                       --------     --------
Assets
     Cash, cash equivalents and
       investments in marketable securities            $243,014     $227,164
     Accounts receivable, net                            29,578       17,606
     Property and equipment, net                         12,010        8,646
     Long-term investments                               11,811        8,878
     Goodwill/intangible assets, net                     33,333       18,660
     Other assets                                        16,776        8,943
                                                       --------     --------
        Total assets                                   $346,522     $289,897
                                                       ========     ========
Liabilities and Shareholders' Equity
     Liabilities                                       $ 36,994     $ 30,390
     Convertible Debt                                   100,000      100,000
     Shareholders' equity                               209,528      159,507
                                                       --------     --------
        Total liabilities and shareholders' equity     $346,522     $289,897
                                                       ========     ========